Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Executive Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Appoints Deloitte & Touche LLP

as New Independent Registered Public Accounting Firm

BOSTON, Mass., August 10, 2007 – NMT Medical, Inc. (NASDAQ: NMTI) today announced that it has appointed Deloitte & Touche LLP as its independent registered public accounting firm, effective immediately. Deloitte & Touche LLP replaces Ernst & Young LLP, which has served as the Company’s firm of record for the past six years. The decision to change independent registered public accounting firms was approved by the Audit Committee of the Company’s Board of Directors and is not a result of any accounting issue.

NMT’s Executive Vice President and Chief Financial Officer Richard E. Davis said, “The decision to change independent auditors is not a result of a disagreement between NMT and Ernst & Young on any matter of accounting practices, financial statement disclosure or auditing procedure. We look forward to working with Deloitte & Touche LLP, and we thank Ernst & Young for their years of service.”

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT Medical is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as migraine headaches, embolic stroke and transient ischemic attacks (TIAs). A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 25,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

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